UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT
PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12
Triple-S Management Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No:

	(3)	Filing Party:

	(4)	Date Filed:

Attached hereto is an English translation of a letter to shareholders of Triple-S Management Corporation (“TSM”) from Wilmer Rodríguez-Silva, Chairman of the Board of Directors of TSM and owner of 45,000 shares of TSM as of the date of this letter, in connection with the special meeting of shareholders expected to be held on June 24, 2007.
Please read the proxy statement when available because it contains important information. The proxy statement will be filed by TSM with the Securities and Exchange Commission and may be obtained free of charge from the Securities and Exchange Commission’s website at www.sec.gov. If necessary, TSM shareholders may obtain a written copy of the proxy statement, when available, by contacting TSM Investor Relations at 1-787-749-4014.
Attachment:
(1)	Letter to Shareholders of TSM from Wilmer Rodríguez-Silva, Chairman of the Board of Directors of TSM.

Attachment (1)
Special Bulletin for the Shareholders of Triple-S Management Corporation
LETTER FROM THE CHAIRMAN OF THE BOARD OF DIRECTORS
Dear shareholder:
     On April 29, 2007, we held Triple-S Management Corporation’s Ninth Annual Shareholders’ Meeting. The highlights of the Meeting were the presentation of the company’s fiscal situation for the year ended 2006, the presentation by our external legal advisors about the process that had taken place for the submittal of the documentation for the Initial Public Offering and the presentation by a representative of an investment bank selected for this process. This last presentation outlined a proposal for converting the current common stock into two classes of stock (Class A and Class B). This proposal requires the shareholders’ approval. Soon you will be receiving the Notice for the Special Shareholders’ Meeting that is expected to be held on Sunday, June 24, 2007 to ratify the changes to the Articles of Incorporation that would allow this stock reclassification.
     The Board of Directors endorses this recommendation and will make every effort so that this proposal may be approved in the Special Meeting. I urge you to set this date aside and make your vote count. This will allow the advancement of the steps towards the Initial Public Offering, which would allow our shareholders to monetize a portion of their shares. The Board of Directors will provide the necessary information so that you will be well informed when exercising your vote.
     Below you will find the breakdown of the votes for each of the proposals presented in the Ninth Annual Shareholders’ Meeting:
➢	In Proposal Number 1, seven directors were elected for a three-year term each, the results of the voting was the following:

✓	Carmen Ana Culpeper-Ramírez	5,313

✓	Antonio Faría-Soto	5,296
✓	Manuel Figueroa-Collazo, PE	5,270
✓	Jaime Morgan-Stubbe, Esq.	5,187
✓	Roberto Muñoz-Zayas, MD	5,266
✓	Miguel Nazario-Franco	5,251
✓	Juan E. Rodríguez-Díaz, Esq.	5,287
➢	Proposal Number 2, which required the affirmative vote of the majority of the issued and outstanding shares with the right to vote (4,458 votes in favor), requested the amendment of Article Tenth A of the Amended and Restated Articles of Incorporation of Triple-S Management Corporation, to give flexibility to the numeric composition of the Board of Directors. The result of the voting was the following:

✓	Votes in favor	4,557
✓	Votes against	944
✓	Abstained votes	38
	Total	5,539
This Proposal was approved.

➢	Proposal Number 3, which requires the affirmative vote of the majority of the issued and outstanding shares with the right to vote (4,458 votes in favor), requested the amendment of the Article Tenth C of the Amended and Restated Articles of Incorporation of Triple-S Management Corporation, to amend the maximum term of the directors to be members of the Board of Directors of Triple-S Management Corporation. The result of the voting was the following:

✓	Votes in favor	4,035
✓	Votes against	1,458
✓	Abstained votes	63
	Total	5,556
This Proposal was not approved.

➢	The fourth Proposal, Shareholder’s Proposal, presented by Dr. Francisco J. Echegaray, required the affirmative vote of the majority of the issued and outstanding shares with the right to vote (4,458 votes in favor). This Proposal requires the amendment of the current Amended and Restated Bylaws of the corporation, “so that all the heirs of the deceased shareholders inherit the shares of the deceased shareholders that until this moment were not able to do so because of prior bylaws”. The result of the voting was the following:

✓	Votes in favor	1,452
✓	Votes against	3,846
✓	Abstained votes	224
	Total	5,522
This Proposal was not approved.

     On behalf of the Board of Directors, I want to reaffirm my gratitude for the support that was given to the past Shareholders’ Meeting and the trust that has been placed on us. Once again, I urge you to participate in the Special Meeting of June 24, 2007.
Cordially yours,
Wilmer Rodríguez-Silva, MD
Chairman of the Board of Directors